Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E.  • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE

March 31, 2008
Oxford Industries Announces Results for the Two Month and Eight Month
Periods Ended February 2, 2008
-Declares Cash Dividend of $0.18 Per Common Share-
ATLANTA, GA. — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for the two month stub period and the eight month transition period ended February 2, 2008.
Consolidated net sales for the two month stub period ended February 2, 2008 were $163.4 million compared to $164.4 million in the two month period ended February 2, 2007. Diluted net earnings from continuing operations per common share were $0.03 in the two month stub period compared to $0.16 in the two month period ended February 2, 2007.
For the eight month transition period ended February 2, 2008, consolidated net sales were $695.8 million compared to $739.5 million in the prior year’s eight month period which ended February 2, 2007. Operating income for the eight month transition period was $41.0 million compared to $56.2 million in the prior year’s eight month period. Diluted net earnings from continuing operations per common share for the eight month transition period were $1.11 compared to $1.47 in the prior year’s eight month period. Diluted net earnings per common share for the eight month transition period include an additional $0.08 per share benefit to our previously reported first quarter, resulting from a change in the enacted UK tax rate.
J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc., commented, “We are pleased to have completed our transition to a new fiscal calendar and to be on a reporting schedule that better coincides with our industry and the market. Beginning with the second half of calendar 2007, which represented a majority of our transition year, retail conditions have been very challenging, but both net sales and earnings for the stub period were consistent with our previously issued guidance.”
Mr. Lanier continued, “This environment, however, hasn’t altered or threatened the position of our brands or changed our opportunities for growth and development of those brands. We plan to continue to invest in our lifestyle brands and pursue other strategic opportunities.”
Tommy Bahama reported net sales of $284.6 million in the eight month transition period, slightly lower than the $286.8 million in the prior year’s eight month period. The Company noted that it ended the eight month transition period with 72 Tommy Bahama retail stores versus the year-ago total of 66 Tommy Bahama stores. Operating income for the eight month transition period was $38.0 million compared to $43.7 million in the prior year’s eight month period. The Company noted that the current difficult macro-economic environment negatively impacted the results of Tommy Bahama’s wholesale operations and resulted in lower productivity than has been historically realized in the Group’s retail sector.
Ben Sherman reported a modest net sales increase of 2.1% to $101.6 million in the eight month transition period compared to $99.5 million in the prior year’s eight month period. Operating income in the eight month transition period was $4.1 million, flat to the prior year’s eight month period of $4.0 million. The growth in company-owned retail sales and international sales was partially offset by lower sales in the U.K. wholesale business due to the planned exit of the brand from certain lower-tier customers that are not consistent with the brand’s position in the global market.
Lanier Clothes reported a net sales decline of 4.0% to $107.5 million in the eight month transition period compared to $111.9 million in the prior year’s eight month period. Lanier Clothes posted an operating income of $0.3 million compared to operating income of $4.7 million in the prior year’s eight month period. The Company attributed the decline in net sales and operating income to sluggish demand for moderate tailored clothing.
Oxford Apparel reported net sales in the eight month transition period of $201.3 million compared to $239.9 million in the prior year’s eight month period. Operating income for Oxford Apparel was $12.0 million compared to $14.1 million in the prior year’s eight month period. The Company attributed the net sales decline to planned sales reductions as underperforming businesses were rationalized. Operating income was also impacted by a $1.3 million charge for the closing of the Group’s last owned manufacturing facility. The Company noted that operating margins improved as expected.
The Corporate and Other expenses increased to $13.5 million in the eight month transition period compared to $10.4 million in the prior year’s eight month period. The Company noted the increase was due primarily to the impact of LIFO accounting adjustments, the discontinuation of transition services fees received following the disposition of the Company’s Womenswear business and the closure of the Company’s internal trucking operation, partially offset by reduced incentive compensation expense.
Consolidated gross margins for the eight month transition period increased to 39.6% compared to 38.6% in the prior year’s eight month period. The improvement in gross margins was driven primarily by a higher proportion of Tommy Bahama and Ben Sherman sales, which generally have higher margins than Lanier Clothes and Oxford Apparel sales.
Consolidated selling, general and administrative expenses, or SG&A, for the eight month transition period increased to $244.0 million, or 35.1% of net sales, compared to $235.0 million or 31.8% of net sales in the prior year’s eight month period. The increase in dollars comes primarily from growth in store count partially offset by the rationalization of expenses in the Oxford Apparel segment and reduced incentive compensation. The increase in SG&A as a percentage of sales is a result of the increased proportion of retail to wholesale in the Company’s total sales mix and the productivity drop in owned retail stores.
Intangible asset amortization expense declined to $3.2 million in the eight month transition period compared to $4.2 million in the prior year’s eight month period. The amortization of intangible assets acquired in the Tommy Bahama and Ben Sherman transactions, which took place during the Company’s fiscal 2004 and fiscal 2005 periods, respectively, was greater in the periods immediately following the acquisitions than in more recent periods.
Royalties and other operating income for the eight month period increased to $12.5 million compared to $9.6 million in the prior year’s eight month period. The increase in royalties and other operating income was primarily due to increases in both Tommy Bahama and Ben Sherman royalty income.
The Company’s effective tax rate was 25.2% in the eight month period ended February 2, 2008 and 36.3% in the prior year’s eight month period. The decrease in the effective tax rate was a result of the impact on deferred tax balances as a result of a change in the enacted tax rate in the United Kingdom, the change in assertions regarding the initial investment in a foreign subsidiary in the fourth quarter of fiscal 2007 and the impact of the short fiscal year on estimated taxable income. A more typical annual tax rate is 34.0%.
Accounts receivable declined to $105.6 million at February 2, 2008 period compared to $106.6 million at February 2, 2007. Total inventories decreased to $158.9 million at February 2, 2008 compared to $166.2 million at February 2, 2007.
As previously announced, the Company entered into a $60 million accelerated share repurchase agreement on November 8, 2007 to purchase shares of its common stock. The share repurchase was funded through borrowings under the Company’s revolving credit facility. As of the end of the eight month transition period, approximately 1.9 million shares had been delivered to the Company. The Company may receive additional shares upon completion of the term of the agreement. Due to the timing of receipt of shares and the interest expense incurred by the Company, the share repurchase program did not have a material impact on the Company’s diluted earnings per common share for the eight month transition period.
The Company noted that for the first quarter and fiscal year 2008, it expects net sales to be in line with previously issued guidance of $265 to $270 million and $1.01 to $1.06 billion, respectively. The Company also noted that it expects earnings per share to be at the lower end of the previously issued guidance ranges of $0.55 to $0.60 for the quarter and $2.35 to $2.50 for the year.
The Company also announced that its Board of Directors has approved a cash dividend of $0.18 per share of common stock payable May 30, 2008 to shareholders of record as of the close of business on May 15, 2008. This will be the 192nd consecutive quarterly cash dividend since the Company became publicly owned in 1960.
The Company will hold a conference call with senior management to discuss its financial results at 4:30 PM ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through April 14, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 6896646. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Dockers®, Kenneth Cole® and O Oscar™ labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company also operates retail stores, restaurants and Internet websites for some of its brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all such forward-looking statements contained herein, the entire contents of our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments to our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, the results of the ongoing share repurchase transaction, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-K for the fiscal year ended June 1, 2007 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands, except per share amounts)

			Eight Month
		Two Months Ended	Transition Period	Eight Months Ended
	Two Months Ended	February 2,	Ended February 2,	February 2,
	February 2, 2008	2007	2008	2007

Net sales	$163,365	$164,424	$695,798	$739,489
Cost of goods sold	99,976	98,640	420,038	453,794

Gross profit	63,389	65,784	275,760	285,695

Selling, general and administrative expenses	60,466	59,381	244,033	234,951
Amortization of intangible assets	792	1,101	3,184	4,198

	61,258	60,482	247,217	239,149

Royalties and other operating income	3,192	2,851	12,451	9,637

Operating income	5,323	8,153	40,994	56,183
Interest expense, net	4,376	3,726	15,302	15,169

Earnings before income taxes	947	4,427	25,692	41,014
Income taxes	438	1,605	6,477 (1)	14,892

Net earnings from continuing operations	509	2,822	19,215	26,122
Earnings (loss) from discontinued operations, net of taxes	—	14	—	(183)

Net earnings	$509	$2,836	$19,215	$25,939

Net earnings from continuing operations per common share:
Basic	$0.03	$0.16	$1.12	$1.48
Diluted	$0.03	$0.16	$1.11	$1.47

Earnings (loss) from discontinued operations per common share:
Basic	$0.00	$0.00	$0.00	$(0.01)
Diluted	$0.00	$0.00	$0.00	$(0.01)

Net earnings per common share:
Basic	$0.03	$0.16	$1.12	$1.47
Diluted	$0.03	$0.16	$1.11	$1.46

Weighted average common shares outstanding:
Basic	15,969	17,683	17,227	17,639
Dilutive impact of options and restricted shares	81	202	131	172

Diluted	16,050	17,885	17,358	17,811

Dividends per common share	$0.18	$0.18	$0.54	$0.48
(1) Reflects a $1.3 million adjustment to the first quarter of the eight month transition period as previously reported. The adjustment recognizes an additional tax benefit related to a change in the enacted UK tax rate in that quarter.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except par amounts)

	February 2, 2008	February 2, 2007

Assets

Current Assets:
Cash and cash equivalents	$14,912	$30,462
Receivables, net	105,561	106,574
Inventories	158,925	166,213
Prepaid expenses	18,701	22,662

Total current assets	298,099	325,911
Property, plant and equipment, net	92,502	81,495
Goodwill, net	257,921	201,793
Intangible assets, net	230,933	235,803
Other non-current assets, net	30,817	30,103

Total Assets	$910,272	$875,105

Liabilities and Shareholders’ Equity

Current Liabilities:
Trade accounts payable and other accrued expenses	$101,123	$107,224
Accrued compensation	14,485	19,934
Dividends payable	2,889	3,205
Income taxes payable	20	2,123
Short-term debt and current maturities of long-term debt	37,900	406
Current liabilities related to discontinued operations	—	662

Total current liabilities	156,417	133,554
Long-term debt, less current maturities	234,414	199,236
Other non-current liabilities	50,909	36,290
Non-current deferred income taxes	60,984	80,730
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 30,000 authorized and none issued and outstanding at February 2, 2008 and February 2, 2007	—	—
Common stock, $1.00 par value; 60,000 authorized and 16,049 issued and outstanding at February 2, 2008 and 17,804 issued and outstanding at February 2, 2007	16,049	17,804
Additional paid-in capital	85,224	79,688
Retained earnings	293,212	318,379
Accumulated other comprehensive income	13,063	9,424

Total shareholders’ equity	407,548	425,295

Total Liabilities and Shareholders’ Equity	$910,272	$875,105

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Eight Month	Eight Months
	Transition Period	Ended
	Ended February 2,	February 2,
	2008	2007

Cash Flows From Operating Activities:
Net earnings from continuing operations	$19,215	$26,122
Adjustments to reconcile net earnings from continuing operations to net cash provided by (used in) operating activities:
Depreciation	12,839	10,612
Amortization of intangible assets	3,184	4,198
Amortization of deferred financing costs and bond discount	1,710	1,659
Stock compensation expense	1,176	2,256
Loss on the sale of property, plant and equipment	592	469
Equity loss (income) from unconsolidated entities	(1,050)	(1,088)
Deferred income taxes	(4,933)	785
Changes in working capital:
Receivables	33,649	39,165
Inventories	(21,696)	(41,662)
Prepaid expenses	1,180	(3,197)
Current liabilities	(6,494)	(7,660)
Other non-current assets	(616)	(928)
Other non-current liabilities	5,381	6,276

Net cash provided by operating activities	44,137	37,007
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(55,628)	(13,260)
Investment in unconsolidated entities	(568)	(9,090)
Purchases of property, plant and equipment	(21,097)	(18,735)
Proceeds from sale of property, plant and equipment	2,475	36

Net cash used in investing activities	(74,818)	(41,049)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(147,661)	(158,458)
Proceeds from financing arrangements	220,554	157,431
Repurchase of common stock	(60,058)	—
Proceeds from issuance of common stock	2,581	2,777
Dividends on common stock	(6,454)	(7,970)

Net cash provided by (used in) financing activities	8,962	(6,220)
Cash Flows From Discontinued Operations:
Net operating cash flows provided by discontinued operations	—	29,539

Net cash provided by discontinued operations	—	29,539

Net change in cash and cash equivalents	(21,719)	19,277
Effect of foreign currency translation on cash and cash equivalents	(251)	706
Cash and cash equivalents at the beginning of period	36,882	10,479

Cash and cash equivalents at the end of period	$14,912	$30,462

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(In thousands)

			Eight Month
		Two Months Ended	Transition Period	Eight Months Ended
	Two Months Ended	February 2,	Ended February 2,	February 2,
	February 2, 2008	2007	2008	2007

Net Sales
Tommy Bahama	$75,116	$74,882	$284,611	$286,837
Ben Sherman	18,445	16,552	101,578	99,469
Lanier Clothes	20,687	20,107	107,457	111,910
Oxford Apparel	48,875	52,704	201,301	239,862
Corporate and Other	242	179	851	1,411

Total Net Sales	$163,365	$164,424	$695,798	$739,489

Operating Income
Tommy Bahama	$10,670	$12,978	$38,041	$43,740
Ben Sherman	(2,396)	(2,635)	4,147	4,026
Lanier Clothes	(1,947)	(1,534)	315	4,683
Oxford Apparel	1,112	2,713	12,001	14,136
Corporate and Other	(2,116)	(3,369)	(13,510)	(10,402)

Total Operating Income	5,323	8,153	40,994	56,183
Interest expense, net	4,376	3,726	15,302	15,169

Earnings before income taxes	$947	$4,427	$25,692	$41,014

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands, except per share amounts)

	Twelve Months Ended February 2, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$292,397	$244,610	$286,325	$261,929	$1,085,261
Cost of goods sold	171,871	141,565	174,078	159,901	647,415

Gross profit	120,526	103,045	112,247	102,028	437,846
Selling, general and administrative	93,059	88,959	92,843	91,171	366,032
Amortization of intangible assets	1,695	1,318	1,227	1,194	5,434
Royalties and other operating income	5,169	3,829	4,999	5,283	19,280

Operating income	30,941	16,597	23,176	14,946	85,660
Interest expense, net	5,398	5,078	5,521	6,354	22,351

Earnings before income taxes	25,543	11,519	17,655	8,592	63,309
Income taxes	8,450	2,781	3,984	2,684	17,899

Net earnings from continuing operations	$17,093	$8,738	$13,671	$5,908	$45,410

Basic net earnings per common share from continuing operations	$0.96	$0.49	$0.77	$0.36	$2.61

Diluted net earnings per common share from continuing operations	$0.95	$0.49	$0.76	$0.36	$2.59

Weighted average common shares outstanding:
Basic	17,739	17,772	17,820	16,273	17,395
Dilution	181	163	125	82	158

Diluted	17,920	17,935	17,945	16,355	17,553

The sum of the quarterly per common share amounts for the twelve months ended February 2, 2008 do not equal the totals for the year then ended due to the impact of the timing of the accelerated share repurchase program and rounding differences.

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(In thousands)

	Twelve Months Ended February 2, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Sales
Tommy Bahama	$131,765	$114,361	$102,960	$113,809	$462,895
Ben Sherman	39,257	36,493	46,668	36,509	158,927
Lanier Clothes	42,660	31,558	52,861	33,626	160,705
Oxford Apparel	78,406	61,047	83,348	77,946	300,747
Corporate and Other	309	1,151	488	39	1,987

Total	$292,397	$244,610	$286,325	$261,929	$1,085,261

	Twelve Months Ended February 2, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating Income
Tommy Bahama	$26,495	$20,945	$11,309	$17,085	$75,834
Ben Sherman	1,682	(1,452)	5,595	2,670	8,495
Lanier Clothes	1,437	(2,190)	2,618	(1,995)	(130)
Oxford Apparel	7,262	3,072	7,377	2,903	20,614
Corporate and Other	(5,935)	(3,778)	(3,723)	(5,717)	(19,153)

Total	$30,941	$16,597	$23,176	$14,946	$85,660

	Twelve Months Ended February 2, 2008
	Depreciation	Amortization	Capital
	Expense	Expense	Expenditure
Tommy Bahama	$13,795	$2,437	$29,577
Ben Sherman	2,666	2,710	3,370
Lanier Clothes	827	120	276
Oxford Apparel	1,272	167	197
Corporate and Other	390	—	257

Total	$18,950	$5,434	$33,677